                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Corillian Corporation:


We consent to incorporation by reference in the registration statements (Nos. 333-72652, 333-55176 and 333-35448) on Form S-8 of Corillian Corporation of our report dated February 4, 2002, relating to the consolidated balance sheets of Corillian Corporation and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Corillian Corporation Annual Report on Form 10-K for the year ended December 31, 2001.


                                 /s/ KPMG LLP



Portland, Oregon
March 27, 2002